Exhibit 10.6

FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Plan Objective

The Quarterly SMI Bonus Plan “(the Plan)” is designed to reward eligible employees (“Participants”) for their contribution to Sun’s success through the achievement of specific SMI financial goals in each quarter during the Fiscal year of 2006. The Company retains the right to amend, supplement, supersede, or terminate the Plan at any time and for any reason. Exceptions to this policy may exist based upon local laws and regulations.

Plan Year/Performance Periods

The Plan year is Sun’s fiscal year 2006. The performance periods are each of Sun’s four fiscal quarters during that fiscal year.

Eligibility

To be eligible, employees and new hires must be in a Plan-eligible position as of:

•	September 1st, 2005 to participate in the FY06 Q1 Bonus.

•	December 1st, 2005 to participate in the FY06 Q2 Bonus

•	March 1st, 2006 to participate in the FY06 Q3 Bonus

•	June 1st, 2006 to participate in the FY06Q4 Bonus

And employees must be on Company Payroll through the following dates, respectively:

•	September 25th, 205 for FY06 Q1 Bonus

•	December 25th, 2005 for FY06 Q2 Bonus

•	March 26th, 2006 for FY06 Q3 Bonus

•	June 30th, 2006 for FY06 Q4 Bonus

Note: In the U.S., only regular active employees who are scheduled to work twenty (20) or more hours per week are eligible to participate in the Plan. Outside the U.S., eligibility is determined by job grade and local legislation.

The following employees are ineligible for Plan participation (Exceptions to this policy may exist outside of the U.S. based upon local laws and regulations.) :

•	Employees who are scheduled to work fewer than twenty (20) hours per week (U.S. only)

•	Sun temporary workers, contractors, vendors, partners, interns, visiting professors and all other workers who are non-regular employees as determined by Sun, in its sole discretion. If Sun has not classified you as an employee on the date your service with Sun is terminated and, for that reason, has not withheld employment taxes with respect to you, and you are later determined retroactively to have been a common-law employee of Sun, whether by Sun, a governmental agency or a court, you will nevertheless be ineligible to receive Plan benefits.

•	Employees at the principal worldwide (WW) job level or below who are eligible for Incentive Bonus (IB)* plans

•	Employees who are eligible for any other plan designed to replace the Quarterly SMI Bonus Plan as determined by Sun, in its sole discretion. STK & SeeBeyond legacy employees will not be eligible for the FY06 Quarterly Bonus Plan so long as they are covered by pre-existing StorageTek and SeeBeyond Bonus plans.

•	Employees who received a “3” rating for the Fiscal Year of FY05 in FY06 Q1-Q3

•	Non- U.S employees at the Staff level and below

*	Director level employees who are IB plan eligible participate in the Quarterly SMI Bonus Plan, but with a reduced target bonus percentage as defined in the Quarterly SMI Bonus Plan.

FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Eligible Employees who are in a Plan-eligible position for only part of the quarter will be eligible for a prorated bonus. Examples include, but are not limited to: being hired after the beginning of the quarter but before the end of the quarter, moving from working fewer than 20 hours per week in the U.S to working 20 hours or more per week in the U.S in a Plan-eligible position, moving from an IB-eligible position to a Quarterly SMI Bonus-eligible position, etc. Individuals hired or rehired, or promoted from a position not eligible for the Quarterly SMI Bonus Plan into an eligible position after the eligibility start date specified for each quarter are not eligible for participation in that quarter. Any changes in the number of hours of work scheduled to be worked per week, with an accompanying change in compensation, will result in a prorated Quarterly SMI Bonus based upon the Plan, reflecting the Participant’s eligible wages earned at the different schedules for hours of work and accompanying compensation rates. The Company reserves the right to further prorate Quarterly SMI Bonus amounts based upon any material changes (as defined by the Company) in the Participant’s position or annual compensation.

Employees must be on Sun’s payroll through the end of each fiscal quarter of FY06 in order to be eligible for that quarter’s bonus payout. However, an otherwise eligible Participant who retires, becomes disabled, takes a Company approved unpaid leave or dies during a quarter within the fiscal year may receive a prorated bonus for that quarter.

An employee on a paid leave of absence during any quarter of the Plan year will be eligible for a bonus to reflect eligible wages for the entire time the employee was both actively working and designated on a paid leave status. “Paid leave” will not include earnings from short-term and/or long-term disability except, as required by law.

Employees who, during a fiscal quarter, transition to an Outsourcing Service Provider in order to provide services as part of a Business Process Outsourcing (BPO), as determined by Global Business Services (GBS) in its sole discretion, and who remain employed by that Outsourcing Service Provider through the end of the fiscal quarter in which they transitioned are eligible for a pro-rated Quarterly SMI Bonus for that quarter. In order to be eligible, those employees must have been employed by Sun in a plan- eligible position during the quarter in which they transfer. The pro-ration will be based on the eligible wages earned at, and paid by, Sun whilst in the Plan-eligible position during that quarter. Employees who are hired by the Outsourcing Service Provider to do work which is not part of the BPO and employees whose jobs are outsourced, but who do not transition to the Outsourcing Service Provider are not eligible for a Quarterly SMI bonus for any quarter during which they fail to meet the eligibility criteria. Exceptions to this policy may exist outside of the U.S. based upon local laws and regulations. Employees outside of the U.S. should contact their local Human Resources representative upon termination of employment from Sun for details.

Target Bonus Opportunity

Participants are eligible for the following annual target bonus percentages, based on WW job level and location:

Location	WW Job Level	U.S. Salary Grade	Target Bonus %
Worldwide	Director – Non-IB Director – IB	E13 – E15 E00	25 15	% %
U.S	Principal – Non-IB	E/Z-10 to12	15%
Outside of U.S	Principal – Non-IB	E/Z-10 to 12	12%
U.S Only (defined as employees paid on U.S Payroll)	Staff – Non-IB Staff Associate – Non-IB Associate/Clerical – Non-IB	E/S/Z-7 to 9 E/S/Z-4 to 6 E/S/Z-1-3 and N	8 8 3	% % %

FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

The annual bonus target percentage is adjusted further for each fiscal quarter by a funding percentage of each quarter (Q1: 10%; Q2: 25%; Q3: 25%; Q4: 40%), which results in quarterly bonus target percentages as follows-

WWJob Level	WW Job level	Annual Bonus Target Percentage	FY06Q1 Bonus Target Percentage	FY06Q2 Bonus Target Percentage	FY06Q3 Bonus Target Percentage	FY06Q4 Bonus Target Percentage
Director	C	25%	2.5%	6.25%	6.25%	10%
Director- IB	C	15%	1.5%	3.75%	3.75%	6%
Principal (U.S)	D	15%	1.5%	3.75%	3.75%	6%
Principal (Non U.S.)	D	12%	1.2%	3.00%	3.00%	4.80%
Staff (U.S.)	E	8%	0.8%	2.00%	2.00%	3.20%
Staff Associate (U.S)	F	8%	0.8%	2.00%	2.00%	3.20%
Associate/Clerical (U.S)	G/H	3%	0.3%	0.75%	0.755	1.20%

For example, a U.S.-based Participant who moves from one Plan-eligible position to another Plan-eligible position with a different target bonus percentage will be eligible for a bonus prorated to reflect the Participant’s eligible wages earned in each of the two positions.

Plan Performance Measures

The Quarterly SMI Bonus Plan considers performance against the following measures:

1.	Operating Income

2.	Free Cash Flow

3.	Revenue

4.	Individual Performance

For FY06 Q1-Q3, Sun’s quarterly Operating Income is the sole financial measure. For FY06 Q4, the performance measures are Q4 Operating Income, annual Free Cash Flow, and annual Revenue, as well as Individual Performance.

The SMI Bonus Funding Schedule provides percentages based upon Sun’s actual performance against the Company’s financial goal(s) for each quarter. Employee payouts under the Plan are capped at 300% of the employee’s annual bonus target.

1.	Free Cash Flow: For purposes of calculating the bonus accrual under the Plan, “Cash Flow” is defined as Cash Flow from Operations calculated on a GAAP basis less expenditures on Capital and Spares “Free Cash Flow”, adjusted for cash flow associated with:

•	Restructuring Activity

•	Real Estate Transactions

•	Stock Based Compensation

FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

In addition, the cash flows related to any significant one-time event in excess of $20 million (positive or negative) may be included or excluded at the discretion of the Leadership Development and Compensation Committee (LDCC) of the Board of Directors. Significant changes to operations may result in changes to the operating plan at LDCC discretion.

2.	Operating Income: For purposes of calculating the bonus accrual under the Plan, “Operating Income” is defined as GAAP Operating Income adjusted to exclude the impact of the following:

•	Restructuring charges

•	In process R & D charges

•	Intangible impairment charges

•	Stock Based Compensation

•	FY06 Bonus accrual

In addition, any significant one-time event in excess of $20 million (income or expense) may be included or excluded at the discretion of the Leadership Development and Compensation Committee (LDCC) of the Board of Directors. Significant changes to operations may result in changes to the operating plan at LDCC discretion.

3.	Revenue: “Revenue” is defined as net revenue as reported in Sun’s consolidated operations analysis.

3.	Individual Performance: A Participant’s performance during the year will be used to modify his or her FY06 Q4 actual bonus award ranging from 0%-200% and may preclude the participant from receiving bonuses. Some participants may not receive a bonus award based on individual performance. At the beginning of the fiscal year, employees and managers should meet to discuss and document expected performance outcomes for the year using the Sun Performance Management process. Employees and managers should periodically review progress against the performance outcomes and establish specific action plans to achieve the performance priorities. At the end of the Plan year, the manager will conduct an assessment of how the employee performed in the Sun Performance Management process which will provide guidance regarding the appropriate bonus modification percentage the employee should receive for FY06 Q4.

Bonus Calculation

he Participant’s quarterly bonus payout will be calculated as follows:

  Funding % Per SMI Bonus Funding Schedule

x Quarterly Bonus Target Percentage

x Individual Performance % (Q4 Only)

x Eligible Wages

= Actual Bonus Payment

1.	SMI Funding Schedule: Sun has established target levels for payout based upon the achievements of SMI Financial Performance of quarterly Operating Income for FY06 Q1-Q3. The SMI Bonus Funding Schedule provides percentages based upon Sun’s actual performance against the Company’s financial goal(s) for each quarter. For FY06 Q4, the financial measures are quarterly Operating Income, annual Free Cash Flow, and Annual Revenue with weighting of 50%, 25%, and 25% respectively.

2.	Individual Performance: For FY06 Q4, a Participant’s final bonus award can be modified from 0% to 200% of target based on annual individual performance. The range varies based upon guidelines established by the Total Rewards Group. The guidelines are based on achievement of objectives and performance rating. Using the guidelines, the manager determines the appropriate award modification percentage based on the Participant’s performance against the Sun Performance Management process during the year. Some Participants may not receive a bonus award based on individual performance.

FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

3.	Eligible Wages: Except as set forth above under Target Bonus Opportunity, identifying certain circumstances where bonuses will be prorated taking into account actual earnings during each quarter of FY06, for employees with exempt status, eligible wages are generally based on the Participant’s ending salary of record at the end of each quarter and on the number of days in a specific Plan in the quarter. Eligible wages are calculated by dividing the number of days the Participant is in the eligible position in the fiscal quarter of the Plan by the number of days in the same quarter and multiplying the resulting percentage by the Participant’s final salary at the end of the fiscal quarter, except as otherwise set forth herein. Bonus awards for Participants who move from one target award level to another will be based on separate calculations for each level, using the above formula with looking at ending salary of each applicable level. For U.S. non-exempt and non-exempt salaried Participants, eligible wages also include overtime pay (e.g. Shift-differential, Standby/Call-out pay) earned during the Plan year.

For those who were on an unpaid leave of absence during any quarter in the Plan year, eligible wages are calculated and prorated by dividing the number of days the Participant actively worked at Sun in the eligible position in the quarter by the number of days in the same quarter and multiplying the resulting percentage by the Participant’s final salary while an active employee receiving compensation. Sun will also calculate eligible wages on a prorated basis under the following circumstances:

-The Participant changes from a Plan-ineligible position to a Plan-eligible position where eligible wages are calculated by dividing the numbers of days of the quarter the Participant is in the Plan-eligible position and multiplying the resulting percentage by the Participant’s final salary.

-The Participant changes from a Plan-eligible position to another Plan-eligible position with a different target bonus percentage where eligible wages are calculated by dividing the number of days the Participant is in the eligible position in the quarter by the number of days of the quarter and multiplying the resulting percentage by the Participant’s final salary of each Plan-eligible position.

-Change in scheduled hours for work per week where eligible wages are calculated by dividing the number of day the Participant is in each eligible position of hours-per-week work schedule in the quarter by the number of days in the same quarter and multiplying the resulting percentage by the Participant’s final salary of each eligible position of hours- per- week work schedule.

-The Company exercises its discretion due to material change in employee compensation.

Eligible wages exclude relocation allowances, expense reimbursements, tuition reimbursement, car/transportation allowances, expatriate allowances, long-term disability payments, or other commissions and bonuses paid during the Plan year. Eligible wages are calculated at OTE for SMI bonus plan participants who are on IB plans. For countries outside of the U.S., eligible wage calculation is subject to local regulations and practices.

Bonus Calculation Example:

1. An employee joins Sun on July 15, 2004 with an annual salary of $60,000, and no changes in scheduled work hours, work status, salary, or bonus target percentage took place during Q1. He is a U.S. Staff level employee with an annual bonus target of 8%. If Sun achieves 100% of its Operating Income goal which results in a 100% funding per SMI Bonus Funding schedule, this employee’s Q1 Bonus would be calculated as follows-

FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Calculation

Eligible Wages:
1)	Number of Days in the Eligible Position (07/15/05- 09/25/05)		73
	Number of days in the Quarter		÷87

	% For the Quarter		84%

2)	Salary as of September 25, 2005		$60,000
	% in Q1	x	84%

	Eligible Wages Earned		$50,400

Bonus Amount:
Funding % Per SMI Bonus Funding Schedule			100%
Q1 Bonus Target (8%*10%)			0.8%
Eligible Wages		x	$50,400

Actual Bonus Payment*			$403.2

Note: Methodology for bonus calculation for FY06Q2 and Q3 Bonus is the same as for FY06 Q1, with potentially differing funding % per SMI Financial Performance.

2. An employee has an annual salary of $90,000 as of June 30th 2005, and no changes in scheduled work hours, work status, salary or bonus target percentage took place during FY06 Q4. He is a U.S. Principal level employee with an annual bonus target of 15%. If Sun achieves 120% of its SMI Financial Goals which results in a 100% funding per SMI Bonus Funding schedule and the employee was assigned 120% individual performance multiplier due to over-achievement, this employee’s Q4 Bonus would be calculated as follows-

Calculation

Eligible Wages:
1)	Number of Days in the Eligible Position (03/27/05- 06/30/05)		95
	Number of days in the Quarter		÷95

	% For the Quarter		100%

2)	Salary as of June 30, 2005		$90,000
	% in Q4	x	100%

	Eligible Wages Earned		$90,000

Bonus Amount:
Funding % Per SMI Bonus Funding Schedule			120%
Q4 Bonus Target (15%*40%)			6%
Individual Performance Multiplier			120%
Eligible Wages		x	$90,000

Actual Bonus Payment*			$7,776

*	Before applicable taxes and other withholdings, if any.

FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Bonus Payment

In the U.S., bonus awards are taxable income, and will generally be paid within 2 and half months after the close of each fiscal quarter. Bonuses are paid in accordance with local payroll schedules in countries outside the U.S and subject to local and regional tax provisions.

Communication of Results

With respect to any particular fiscal quarter during fiscal year 2006, results will be communicated as soon as possible after Sun’s quarterly financial results are publicly announced.

General Provisions and Plan Governance

The Company is the Plan Administrator. The Company shall make such rules, regulations, interpretations and computations and shall take such other action to administer the Plan as it may deem appropriate. The Board of Directors and Management have the discretion to include or exclude any non-operating items for funding purposes. The establishment of the Plan shall not confer any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a participant in the Plan. This Plan shall be construed, administered and enforced by the Company, in its sole discretion. The laws of the State of California will govern any legal dispute involving the Plan. The Company may at any time alter, amend or terminate the Plan.

Glossary of Terms

The Company: Sun Microsystems, Inc. and its subsidiaries.

Full-time Regular Employee: A regular employee, as internally designated by Sun in its sole discretion, who is paid directly through Sun Microsystems’ payroll who is scheduled to work 20 or more hours per week and is not an intern, visiting professor, vendor, consultant, or contractor.

Incentive Bonus (IB): Variable sales compensation in the form of a bonus based on the achievement of financial metrics such as revenue or contribution, or other performance measures.

On Target Earnings (OTE): For employees on an incentive bonus (IB) plan, the sum of the annual base salary and the target annual incentive bonus.

Eligible Part-Time Regular Employee: A regular employee, as designated by Sun in its sole discretion, who is paid directly through Sun Microsystems’ payroll and who is scheduled to work 20 hours or more but less than 40 hours per week and is not an intern, visiting professor, vendor, consultant, or contractor.

Ineligible Part-time Employee: A regular employee, as internally designated by Sun in its sole discretion, who is paid directly through Sun Microsystems’ payroll who is scheduled to work fewer than 20 hours per week.

Regular Employee: An individual employed by Sun Microsystems and paid directly through Sun Microsystems’ payroll and not an intern, visiting professor, vendor, consultant or contractor, as identified by Sun.

Business Process Outsourcing (BPO): an SMI-wide initiative, as determined by Global Business Services (GBS) in its sole discretion, which identifies and implements alternative resourcing strategies that will help Sun’s efforts to develop a flexible, highly scalable workforce that takes advantage of the best available talent worldwide.

Global Business Services (GBS): The organization that develops and implements an SMI global resourcing strategy and a model aimed at increasing workforce effectiveness and scalability, and improving overall competitiveness by making cost improvements and taking advantage of the best talent and skills worldwide.

FY06 Quarterly SMI Bonus Plan

Director, Principal, Staff, Staff Associate, and Associate/Clerical

Outsourcing Service Provider: The third party vendor with whom Sun has contracted for the BPO.

SMI: Sun Microsystems, Inc. and its subsidiaries.

Sun: Sun Microsystems, Inc. and its subsidiaries.

WW Job Level: A universal worldwide global grouping of jobs into broadly defined categories, typically based on the degree of skill/competency/responsibility required for the position.